Exhibit 107

Calculation of Filing Fee Tables

FORM F-4

(Form Type)

China Automotive Systems Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share of Common Stock(3)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.001 per share (1)	457(f)	30,170,702	(2)	N/A	$126,264,387.87	(3)	0.0001531	$19,331.08
Fees Previously Paid	—	—	—	—		—	—		—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—		—	—
Total Offering Amounts							$126,264,387.87			$19,331.08
Total Fee Offsets										—
Net Fee Due										$19,331.08

(1)	Relates to ordinary shares of China Automotive Systems Holdings, Inc. (“CAAS Cayman”), to be issued in connection with the Redomicile Merger described in this registration statement
(2)	Represents the maximum number of shares expected to be issued by the registrant to the stockholders of China Automotive Systems, Inc., a Delaware corporation (“CAAS”), in the Redomicile Merger (exclusive of 2,167,600 shares of treasury stock).
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (f) under the Securities Act of 1933, as amended (the “Securities Act”), based upon a market value of $4.185 for each share of common stock of CAAS, which is the average high and low sale price of CAAS’ shares of common stock, as reported on the Nasdaq on June 27, 2025. In connection with the Redomicile Transaction, each CAAS’ share of common stock and preferred stock will be converted into the right to receive CAAS Cayman’s one ordinary share.

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